EXHIBIT 4.29

[LOGO]

Via Courier and Facsimile: 44 (1744)-613329
March 31, 2005

Janet M. Lockie

Pilkington plc
Group Legal Function, 10th Floor
Prescoat Road, St. Helens
Merseyside WA103TT
England

Dear Janet:

Pursuant to our recent conversation, Vitro Vidrio y Cristal, SA de C.V., (i) as successor to Vitro Flotado, SA de C.V. (“VIFLOSA”) and consequently as Licensee in the April 1, 1999 Float Licence and Whole Line Technical Assistance Agreement by and between Pilkington PLC and and VIFLOSA and (ii) as successor to Vidrio Plano de México SA de C.V. (VIPLAMEX”) and consequently as Licensee in the April 1, 1999 Float Licence and Whole Line Technical Assistance Agreement by and between Pilkington PLC and VIPLAMEX hereby proposes to extend the duration of both Agreements, including any amendments thereto and applicable Side Letters, for a period of nine (9) months from the date hereof, agreeing to maintain in effect and the validity of all of the other existing terms and conditions set forth in such Agreements. Consequently upon Pilkington’s acknowledgement and agreement to this proposal, the definition of “Term of the Agreement” (Article I, Section O.) would read as follows:

“O. Term of the Agreement” means the period commencing on 1st April, 1999 and ending on 31st December, 2005 (or ending on such earlier date on which this Agreement may be terminated as herein provided).”

Consistent with the terms of Article VII Section D of the Agreements, we are confident that this proposed extension will allow both parties to duly evaluate and analyze such Agreements, and enable us to eventually agree on any adjustments that may be required or recommended for a possible extension, amendment or even an entirely new agreement

Please sign or have an authorized person sign this letter to evidence Pilkington plc’s agreement with this extension proposal of the Agreements of reference through December 31, 2005.

Sincerely,

/s/ Miguel Gutierrez	/s/ Eduardo Portillo
Miguel Gutierrez M. de E. Vitro Vidrio y Cristal, S.A. de C.V.	Eduardo Portillo Vitro Vidrio y Cristal, S.A. de C.V.

Acknowledge and agreed by Pilkington plc,

/s/ Gerry Gray
By: Gerry Gray Date: 7 April 2005